Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
Adient plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (3)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.001 per share	Other	3,331,000	$14.63	$48,732,530.00	$0.00015310	$7,460.95
	Total Offering Amounts				$48,732,530.00		$7,460.95
	Total Fee Offsets						—
	Net Fee Due						$7,460.95

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional ordinary shares of Adient plc (the “Registrant”) that become issuable under the Adient plc 2021 Omnibus Incentive Plan, as Amended and Restated Effective as of March 11, 2025 (the “Plan”), in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on a per share price of $14.63, the average of the high and low price per share of the Registrant’s ordinary shares on March 5, 2025, as reported on the New York Stock Exchange.
(3)Represents additional shares of the Registrant’s ordinary shares issuable under the Plan.